UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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VISTEON CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	THURSDAY, JUNE 9, 2011
TIME:	11:00 AM EASTERN DAYLIGHT TIME
LOCATION:	HOTEL DU PONT
11th & MARKET STREETS
WILMINGTON, DELAWARE USA

To Visteon Stockholders,

We invite you to attend our 2011 Annual Meeting of Stockholders at the Hotel du Pont. At this meeting, you and the other stockholders will be able to vote on the following proposals, together with any other business that may properly come before the meeting:

1.	Elect the nine directors to the Board of Directors. The Board has nominated for re-election Duncan H. Cocroft, Philippe Guillemot, Herbert L. Henkel, Mark T. Hogan, Jeffrey D. Jones, Karl J. Krapek, Timothy D. Leuliette, William E. Redmond, Jr., and Donald J. Stebbins, all current directors.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011. PricewaterhouseCoopers LLP served in this same capacity in fiscal year 2010.

You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that your shares will be represented and voted at the meeting in accordance with your instructions. Instructions on how to vote by proxy are contained in the Proxy Statement and in the Notice of Internet Availability of Proxy Materials. Only stockholders of record at the close of business on April 15, 2011 will be entitled to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

Heidi A. Sepanik
Secretary

Van Buren Township, Michigan
April 27, 2011

VISTEON CORPORATION
One Village Center Drive
Van Buren Township, Michigan 48111

PROXY STATEMENT

April 27, 2011

INTRODUCTION

The Board of Directors of Visteon Corporation (“Visteon,” the “Company,” “we,” “us” or “our”) is soliciting your proxy to encourage your participation in the voting at the Annual Meeting of Stockholders. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy. As shown in the Notice of Annual Meeting, the Annual Meeting will be held on Thursday, June 9, 2011, at the Hotel du Pont in Wilmington, Delaware. Directions to the Hotel du Pont can be found in Appendix B.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2011

Our Notice of Annual Meeting and Proxy Statement, Annual Report to Stockholders, electronic proxy card and other annual meeting materials are available on the Internet at www.proxyvote.com, together with any amendments to any of these materials that are required to be furnished to stockholders. The Notice of Internet Availability of Proxy Materials contains important information, including instructions on how to access and review the proxy materials online and how to vote your shares over the Internet or by telephone. If you receive a Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

VOTING

How to Vote Your Shares

If you are a registered stockholder, you can vote at the meeting any shares that were registered in your name as the stockholder of record as of the record date. If your shares are held in “street name” through a broker, bank or other nominee, you are not a holder of record of those shares and cannot vote them at the Annual Meeting unless you have a legal proxy from the holder of record. If you plan to attend and vote your street-name shares at the Annual Meeting, you should request a legal proxy from your broker, bank or holder of record and bring it with you to the meeting.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting. You may vote your shares prior to the meeting by following the instructions provided on the Notice of Internet Availability of Proxy Materials, this proxy statement and the voter website, www.proxyvote.com. If you requested a paper copy of the proxy materials, voting instructions are also contained on the proxy card enclosed with those materials.

If you are a registered stockholder, there are three ways to vote your shares before the meeting:

•	By Internet (www.proxyvote.com): Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on June 8, 2011. Have your Notice of Internet Availability of Proxy Materials with you when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•	By telephone (1-800-690-6903): Use any touch-tone telephone to submit your vote until 11:59 p.m. EDT on June 8, 2011. Have your Notice of Internet Availability of Proxy Materials in hand when you call and then follow the instructions you receive from the telephone voting site.

•	By mail: If you requested a paper copy of the proxy materials, mark, sign and date the proxy card enclosed with those materials and return it in the postage-paid envelope we have provided. To be valid, proxy cards must be received before the start of the Annual Meeting. Proxy cards should be returned to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If your shares are held in street name, your broker, bank or other holder of record may provide you with a Notice of Internet Availability of Proxy Materials. Follow the instructions on the Notice to access our proxy materials and vote online or to request a paper or email copy of our proxy materials. If you received these materials in paper form, the materials included a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

You should provide voting instructions for all proposals appearing on the proxy/voting instruction card. The persons named as proxies on the proxy card will vote your shares according to your instructions. However, if you do not provide voting instructions with your proxy, then the designated proxies will vote your shares for the election of the nominated directors and for the ratification of the Company’s independent registered public accounting firm. If any nominee for election to the Board is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.

How to Revoke Your Proxy

If you are a registered stockholder, you can revoke your proxy and change your vote at any time prior to the Annual Meeting by:

•	Notifying our Corporate Secretary in writing at One Village Center Drive, Van Buren Township, Michigan 48111 (the notification must be received by the close of business on June 8, 2011);

•	Voting again by Internet or telephone prior to 11:59 p.m. EDT on June 8, 2011 (only the latest vote you submit will be counted); or

•	Submitting a new properly signed and dated paper proxy card with a later date (your proxy card must be received before the start of the Annual Meeting).

If your shares are held in street name, you should contact your broker, bank or other holder of record about revoking your voting instructions and changing your vote prior to the meeting.

If you are eligible to vote at the Annual Meeting, you also can revoke your proxy or voting instructions and change your vote at the Annual Meeting by submitting a written ballot before the polls close.

Stockholders Entitled to Vote and Ownership

You are entitled to one vote at the Annual Meeting for each share of the Company’s common stock that you owned of record at the close of business on April 15, 2011. As of April 15, 2011, the Company had issued and outstanding 50,881,300 shares of common stock. Information regarding the holdings of the Company’s stock by directors, executive officers and certain other beneficial owners can be found beginning on page 15.

A list of the stockholders of record entitled to vote at the Annual Meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at the principal offices of the Company, located at One Village Center Drive, Van Buren Township, Michigan 48111, for ten days before the meeting.

Required Vote to Approve the Proposals

The Company’s By-Laws require that a majority of the Company’s common stock be represented at the Annual Meeting, whether in person or by proxy, for the quorum that is needed to transact any business.

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Proposals. For each proposal other than the election of directors, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in street name through a broker or other nominee and you do not give voting instructions at least ten days before the meeting to your broker or other nominee, then your broker or other nominee may exercise voting discretion only with respect to matters considered to be “routine” by the New York Stock Exchange, such as the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, such as the election of directors and any shareholder proposals, the brokers or other nominees cannot vote your shares absent voting instructions from the beneficial holder, resulting in so-called “broker non-votes.” Broker non-votes are not deemed to be votes cast, and as a result have no effect on the outcome of any matters presented, but will be counted in determining whether there is a quorum.

Where to Find Voting Results

The Company will publish the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the voting results are known. You will also find the results in the investor information section of the Company’s website (www.visteon.com/investors).

Cost of Solicitation

The Company will pay for soliciting these proxies. The Company’s directors, officers and employees may solicit proxies in person or by telephone, mail, email, telecopy or letter. The Company has also retained Alliance Advisors, L.L.C. to assist it in distributing proxy solicitation materials and soliciting proxies at a cost of approximately $7,000, plus reasonable out-of-pocket expenses. The Company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners.

ITEM 1. ELECTION OF DIRECTORS

The first proposal on the agenda for the Annual Meeting will be electing nine directors to hold office until the Annual Meeting of Stockholders to be held in 2012. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board. The nominees receiving the greatest number of votes cast will be elected.

Director Nomination Process

The Corporate Governance and Nominating Committee assesses all director candidates, whether submitted by management, a stockholder or otherwise, and recommends nominees for election to the Board. Recommendations for election are based upon the nominee’s skills, intellectual capital, ethics and integrity, interpersonal skills, enthusiasm, independence and diversity of background and expertise as compared to the present make-up of the Board.

Each of the nominees were appointed, or re-appointed, to the Board in October 2010 pursuant to the terms of a Plan of Reorganization that went effective on October 1, 2010. The Plan of Reorganization provided that the Chief Executive Officer of the Company would continue to serve on the Board as Chairman and that certain holders of pre-petition claims and the Company would select eight additional directors from a pool of candidates chosen with the assistance of a prominent director search firm. The key considerations for Board candidates in this process included: specific skills and intellectual capital aligned with the Company’s future strategic and operating challenges, core business competencies, including a record of success, financial literacy, and a high degree of ethics and integrity, interpersonal skills, enthusiasm, independence and prior board experience. Such process also highlighted selecting a Board that would have a diversity of international perspectives and experiences in light of the Company’s global business.

The Corporate Governance and Nominating Committee reviewed the current composition of the Board and assessed all eligible director candidates, including incumbents. The committee recommended to the Board that the incumbent directors be re-nominated to stand for election this year, which the full Board approved. The specific experiences, qualifications and skills that were considered in their initial selection, and considered by the Board in their re-nomination, are included after each of their individual biographies below. Mr. Stebbins and Mr. Krapek are current directors who have been elected by stockholders at previous annual meetings.

The Board of Directors Recommends that You Vote FOR the Election of Duncan H. Cocroft, Philippe Guillemot, Herbert L. Henkel, Mark T. Hogan, Jeffrey D. Jones, Karl J. Krapek, Timothy D. Leuliette, William E. Redmond, Jr., and Donald J. Stebbins as Directors.

Nominees for Directors

Duncan H. Cocroft is 67 years old and he has been a director of Visteon since October 18, 2010. Mr. Cocroft is the former Executive Vice President, Finance and Treasurer of Cendant Corporation, a provider of consumer and business services primarily in the travel and real estate services industries, a position he held from June 1999 until March 2004. During that time, Mr. Cocroft also served as Executive Vice President and Chief Financial Officer of PHH Corporation, Cendant’s wholly-owned finance subsidiary. Prior to joining Cendant in June 1999, Mr. Cocroft served as Senior Vice President, Chief Administrative Officer and Principal Financial Officer of Kos Pharmaceuticals, Inc. and as Vice President and Chief Financial Officer of International Multifoods Corporation. Mr. Cocroft also serves as a director of GEO Specialty Chemicals, Inc., a privately-held manufacturer of specialty chemicals, SBA Communications Corporation and Wellman, Inc., a privately-held manufacturer of resin products. Mr. Cocroft has also served as a director of Atlas Air Worldwide Holdings, Inc. during the past five years.

Mr. Cocroft has experience as a Chief Financial Officer and other financial oversight positions at large, global public companies, as well as other senior management experience including the oversight of information systems and human resources. He also has experience chairing the audit committee of a public company.

Philippe Guillemot is 51 years old and he has been a director of Visteon since October 1, 2010. Mr. Guillemot has been the Chief Executive Officer of Europcar Groupe SA, a provider of passenger car and light utility vehicle rentals, since April 2010. Prior to that, he was Chairman and Chief Executive Officer of AREVA T&D Holdings SA, a multinational construction and engineering firm, since 2004. Mr. Guillemot has held various automotive management positions with Faurecia SA, Valeo SA and Michelin.

Mr. Guillemot has valuable international experience, including management roles in major automotive supply companies.

Herbert L. Henkel is 62 years old and he has been a director of Visteon since October 1, 2010. Mr. Henkel is the former Chairman of the Board and Chief Executive Officer of Ingersoll-Rand plc, a manufacturer of industrial products and components. Mr. Henkel retired from Ingersoll-Rand as Chairman of the Board on June 3, 2010, a position he held since May 2000, and retired as Ingersoll-Rand’s Chief Executive Officer, a position he held since October 1999, on February 4, 2010. Mr. Henkel also served as President and Chief Operating Officer of Ingersoll-Rand from April 1999 to October 1999. Prior to that he held various leadership roles at Textron, Inc, including its President and Chief Operating Officer from 1998-1999. Mr. Henkel also serves as a director of 3M Company and C. R. Bard, Inc. Mr. Henkel has also served as a director of AT&T Corp. during the past five years.

Mr. Henkel has extensive knowledge of and experiences in engineering and manufacturing in multiple industries, skills in financial and audit matters, and experiences as a director at public companies, including audit and corporate governance committees.

Mark T. Hogan is 59 years old and he has been a director of Visteon since October 1, 2010. Mr. Hogan has been the President of Dewey Investments LLC, a consultant to automotive-related entities, since January 2010, and Chairman of the Toyota North American Advisory Committee, since September 2010. Prior to that he was Chief Executive Officer and President of The Vehicle Production Group, LLC, a designer and marketer of automobiles to serve mobility impaired individuals, since January 2008. Mr. Hogan also served as the President of Magna International Inc., an automotive components supplier, from September 2004 to December 2007, and, prior to joining Magna, Mr. Hogan held a variety of management and executive positions with General Motors Corporation.

Mr. Hogan has extensive experience in the automotive industry, including leadership roles with General Motors, as well as with one of the world’s largest and most diversified suppliers of automotive components, systems and modules.

Jeffrey D. Jones is 58 years old and he has been a director of Visteon since October 1, 2010. Mr. Jones is an attorney with Kim & Chang, a South Korea-based law firm, a position he has held since 1980. Mr. Jones serves as Chairman of the Board of Partners for Future Foundation, a Korean non-profit foundation. Mr. Jones has also served as a director of POSCO and the Doosan Corporation during the past five years.

Mr. Jones has over thirty years of international legal experience, with particular focus on Asia. He has served on the board of multinational companies and has been active in civic and charitable activities. He has served as chairman of the American Chamber of Commerce in Korea, as an advisor to several organizations and government agencies in Korea, and as a recognized member of the Korean Regulatory Reform Commission.

Karl J. Krapek is 62 years old and he has been a director of Visteon since February 2003. Mr. Krapek is the former President and Chief Operating Officer of United Technologies Corporation, a global supplier of aerospace and building systems products, a position he held from April 1999 to January 2002. Prior to that he was named Executive Vice President and a Director in 1997, and served as President of United Technologies’ Pratt and Whitney Company since 1992. Mr. Krapek currently serves as a director of Northrop Grumman Corporation, Prudential Financial, Inc. and The Connecticut Bank and Trust Company. He has also served as a director of Alcatel-Lucent and Delta Airlines, Inc. during the last five years.

Mr. Krapek brings leadership skills and public company board experience to our Board of Directors, including on compensation committees. He has deep operational experience in international business operations and technology. Mr. Krapek also excels in strategic planning and performance improvement. He holds leadership positions at several non-profit charitable and educational organizations.

Timothy D. Leuliette is 61 years old and he has been a director of Visteon since October 1, 2010. Mr. Leuliette is the Chairman and Chief Executive Officer of Leuliette Partners LLC, an investment and financial services firm. Until October 14, 2010, Mr. Leuliette served as the President and Chief Executive Officer of Dura Automotive LLC, an automotive supplier, since July 2008, a director of Dura since June 2008, and the Chairman of the Board of Dura since December 2008. Mr. Leuliette also served as a Managing Director of Patriarch Partners LLC, the majority shareholder of Dura. Prior to that, he served as Co-Chairman and Co-Chief Executive Officer of Asahi Tec Corporation, a manufacturer of automotive parts and other products, and Chairman, Chief Executive Officer and President of Metaldyne Corporation, an automotive supplier, from January 2001 to January 2008. Over his career he has held executive and management positions at both vehicle manufacturers and suppliers and has served on both corporate and civic boards, including as Chairman of the Detroit Branch of the Federal Reserve Bank of Chicago.

Mr. Leuliette has extensive experience in the automotive industry, including leadership roles with diversified suppliers of automotive components, systems and modules. He has deep experience with integrating acquired business, overseeing sophisticated sale transactions and restructuring distressed companies.

William E. Redmond, Jr. is 51 years old and he has been a director of Visteon since October 1, 2010. Mr. Redmond has served as Chief Executive Officer of General Chemical Corporation, a manufacturer of performance chemicals (formerly known as GenTek Inc.), since May 2005, and a Director of General Chemical since November 2003. In December, 2008, Mr. Redmond also became President and Chief Executive Officer of GT Technologies, Inc., formerly one of GenTek Inc.’s wholly-owned subsidiaries. Mr. Redmond previously served as President and Chief Executive Officer from December 1996 to February 2003 and as Chairman of the Board of Directors from January 1999 to February 2003 of Garden Way, Inc., a manufacturer of outdoor garden and power equipment. Mr. Redmond also currently serves as a director of Amports, Inc., a privately-held North American automobile processer, and Source Interlink Companies, Inc., a privately-held diversified publishing and distribution company. Mr. Redmond has served as a director of Mark IV Industries, Inc., Eddie Bauer Holdings, Inc., Maxim Crane Works Holdings, Inc., Citation Corporation, and USA Mobility, Inc. during the past five years.

Mr. Redmond has extensive leadership experience with a diverse array of business, including automotive-related enterprises, as well as restructuring and maximizing the value of recently distressed companies.

Donald J. Stebbins is 53 years old and he has been Visteon’s Chairman, President and Chief Executive Officer since December 1, 2008 and a member of the Board of Directors since December 2006. Prior to that, Mr. Stebbins was President and Chief Executive Officer since June 2008 and President and Chief Operating Officer since joining the Company in May 2005. Before joining Visteon, Mr. Stebbins served as President and Chief Operating Officer of operations in Europe, Asia and Africa for Lear Corporation since August 2004, President and Chief Operating Officer of Lear’s operations in the Americas since September 2001, and prior to that as Lear’s Chief Financial Officer. Mr. Stebbins is also a director of WABCO Holdings.

Mr. Stebbins has more than 25 years of leadership experience in global operations and finance, including over 18 years of experience in the automotive supplier industry. He has held several key positions at the Company, including chief operating officer and currently chairman, chief executive officer and president. Mr. Stebbins is the only member of management who serves on the Board of Directors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to define the role of the Board, its structure and composition, as well as set forth principles regarding director commitment expectations and compensation. The guidelines also limit the number of other boards a director may serve on and the maximum age of directors.

Board Leadership Structure

The Company’s Plan of Reorganization provided that the Chief Executive Officer would also serve as the Chairman of the Board upon the Company’s emergence from bankruptcy. The Board believes the interests of all shareholders continue to be best served through this leadership model with a combined Chairman/Chief Executive Officer position. The current Chief Executive Officer possesses an in-depth knowledge of the Company, its global operations, the evolving automotive industry, and the array of challenges to be faced, gained through over 18 years of experience in the global automotive supplier industry. The Board believes that these experiences and other insights put the Chief Executive Officer in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to its shareholders. The Board retains authority to separate the positions of Chairman and Chief Executive Officer if it determines that it is not the best structure for the Company and its stakeholders in the future.

Also, the Board is comprised entirely of independent directors except the Chief Executive Officer, and all of the members of the Audit, Organization and Compensation and Finance Committees are independent. In addition, after considering evolving governance practices, in December of 2010, the Board designated one of the independent Directors to serve in a lead capacity (the “Lead Independent Director”) to coordinate the activities of the other outside Directors and to perform the duties and responsibilities as the Board of Directors may determine from time to time. Currently, these responsibilities include:

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the outside Directors;

•	Review board meeting agendas in collaboration with the Chairman and Secretary, and recommend matters for the Board to consider and information to be provided to the Board;

•	Review meeting schedules to assure that all Directors can perform their duties responsibly and that there is sufficient time for discussion of all agenda items;

•	Monitor information delivered by management to the Board of Directors and provide input, as appropriate, as to the quantity, quality and timeliness of such information that is necessary for the Directors to effectively and responsibly perform their duties;

•	Counsel the CEO on issues of interest/concern to directors and encourage all directors to engage the CEO with their interests and concerns;

•	Serve as a liaison on Board-related issues between the Chairman and outside Directors;

•	Call special meetings of the outside Directors as needed;

•	Assist the Board and Company officers in assuring compliance with and implementation of the Company’s Corporate Governance Guidelines; work in conjunction with the Corporate Governance and Nominating Committee to recommend revisions, as appropriate, to the Corporate Governance Guidelines;

•	Advise the Chairman concerning the retention of advisors and consultants who report directly to the Board;

•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication; and

•	Help set the tone for the highest standards of ethics and integrity.

The Board believes the Lead Independent Director can help provide effective, independent Board leadership while the Company has a combined Chairman/Chief Executive Officer position.

Board Risk Oversight

The Board believes that its primary responsibility is to oversee the business and affairs of the Company for the protection and enhancement of shareholder value, which includes assessing major risks facing the Company and options for mitigating these risks. The committees help the Board carry out this responsibility by focusing on specific key areas of risk inherent in our business.

•	The Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems.

•	The Corporate Governance and Nominating Committee oversees risks associated with corporate governance, including Board structure and director succession planning.

•	The Organization and Compensation Committee helps ensure that the Company’s compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to the business and do not encourage or reward excessive risk-taking by our executives.

•	The Finance Committee oversees risks associated with financial instruments, financial policies and strategies, and capital structure.

The Board receives regular updates from the committees about their activities in this regard. The Company’s enterprise risk management approach utilizes a risk committee comprised of management level employees to monitor, manage and communicate significant risks related to global financial, operating, strategic, and compliance matters. The risk committee, which is expected to meet on a regular basis, will be chaired by the Company’s General Counsel, who will make periodic reports to the Chief Executive Officer and the Board of Directors or its committees.

Director Independence

The Corporate Governance Guidelines adopted by the Board of Directors provide that a majority of the members of the Board, and each member of the Audit, Organization and Compensation, Corporate Governance and Nominating and Finance committees, must meet the independence criteria of applicable law and stock exchange listing standards. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. To assist it in determining director independence, the Board of Directors has adopted the Visteon Director Independence Guidelines. The Visteon Director Independence Guidelines contain categorical standards of independence which conform to, or are more exacting than applicable law and stock exchange listing standards. In addition to applying its guidelines, the Board will consider all relevant facts and circumstances that it is aware of in making an independence determination.

The Board undertook its annual review of director independence in March 2011, and, based on the listing standards of the New York Stock Exchange and the Visteon Director Independence Guidelines, the Board has affirmatively determined that all of the non-employee directors, namely Messrs. Cocroft, Guillemot, Henkel, Hogan, Jones, Krapek, Leuliette, and Redmond, are independent. None of these non-employee directors currently has any relationship with the Company (other than as a director or stockholder). Mr. Stebbins is not independent due to his employment as a senior executive of the Company.

Meetings and Executive Sessions

During 2010, the Board of Directors held thirteen regularly scheduled and special meetings. Under the Company’s Corporate Governance Guidelines, directors are expected to attend all scheduled Board and committee meetings as well as the Company’s Annual Meeting of Stockholders. No director attended less than 75% of the aggregate number of meetings of the Board and Board committees on which he or she served during 2010. All current directors who were also on the Board at the time of such meeting attended the last annual meeting of stockholders in 2009.

Pursuant to the Corporate Governance Guidelines, the non-employee directors meet without management at the end of every regularly scheduled Board meeting, and the independent directors meet without management at least once per year.

The presiding director at these meetings is the Lead Independent Director, or if there be none, the most tenured independent director in attendance.

Board Committees

The Board has established four standing committees and, during 2010, eliminated a corporate responsibility committee. The principal functions of each committee are briefly described on the following pages.

Audit Committee

The Board has a standing Audit Committee, currently consisting of Duncan H. Cocroft (Chair), Philippe Guillemot, Herbert L. Henkel and Timothy D. Leuliette, all of whom are considered independent under the rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange listing standards and the Visteon Director Independence Guidelines. The Board has determined that each of the current members of the Audit Committee has “accounting and related financial management expertise” within the meaning of the listing standards of the New York Stock Exchange, and each of Messrs. Cocroft, Henkel and Leuliette is qualified as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission. During 2010, the Audit Committee held seven regularly scheduled and special meetings. The duties of the Audit Committee are generally:

•	to select and evaluate the independent registered public accounting firm;

•	to approve all audit and non-audit engagement fees and terms;

•	to review the activities and the reports of the Company’s independent registered public accounting firm;

•	to review internal controls, accounting practices, financial structure and financial reporting, including the results of the annual audit and review of interim financial statements;

•	to review and monitor compliance procedures; and

•	to report the results of its review to the Board.

The charter of the Audit Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors. The Audit Committee Report can be found beginning on page 28.

Organization and Compensation Committee

The Board also has a standing Organization and Compensation Committee, consisting of Karl J. Krapek (Chair), Duncan H. Cocroft, Philippe Guillemot, Mark T. Hogan and William E. Redmond, Jr., all of whom are considered independent under the New York Stock Exchange listing standards and the Visteon Director Independence Guidelines. During 2010, the Organization and Compensation Committee held five regularly scheduled and special meetings and took action by written consent one time in lieu of additional meetings. The Organization and Compensation Committee oversees the Company’s programs for compensating executive officers and other key management employees, including the administration of the Company’s stock-based compensation plans, and approves the salaries, bonuses and other awards to executive officers. Other duties of the Organization and Compensation Committee are generally:

•	to review and approve corporate goals and objectives relative to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance and set the Chief Executive Officer’s compensation level based on this evaluation;

•	to review and approve executive compensation and incentive plans;

•	to approve the payment of cash performance bonuses and the granting of stock-based awards to the Company’s employees, including officers; and

•	to review and recommend management development and succession planning.

The charter of the Organization and Compensation Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

The Chairman and Chief Executive Officer of the Company, with the consultation of the Senior Vice President, Human Resources, provides recommendations to the committee on the amount and forms of executive compensation, and assists in the preparation of committee meeting agendas. Pursuant to the Company’s 2010 Incentive Plan, the Committee may delegate its power and duties under such plan to a committee consisting of two or more officers of the Company except in respect of individuals subject to the reporting or liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended. The committee has authorized the Senior Vice President, Human Resources, together with the concurrence of either of the chief financial officer or the general counsel, to approve awards of up to 30,000 stock options and/or stock appreciation rights (subject to an annual limit of 300,000 stock options and/or stock appreciation rights) and up to 15,000 shares of restricted stock and/or restricted stock units (subject to an annual limit of 150,000 shares of restricted stock and/or restricted stock units) to individuals the Company desires to hire or retain, except any individual who is or upon commencing employment will be subject to the liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

The Committee has the authority to retain, approve the fees and other terms of, and terminate any compensation consultant, outside counsel or other advisors to assist the committee in fulfilling its duties. During 2010, the Committee retained the firm of Frederic W. Cook & Co., Inc., an executive compensation consulting firm, to advise the Committee on competitive market practices and trends as well as on specific executive compensation matters as requested by the Committee. The Company maintains no other significant direct or indirect business relationships with this firm. In addition, the Company utilizes Towers Watson and Pay Governance to provide broad-based benchmarking data for director and executive pay.

Corporate Governance and Nominating Committee

The Board also has a standing Corporate Governance and Nominating Committee, consisting of Herbert L. Henkel (Chair), Mark T. Hogan, Jeffrey D. Jones and William E. Redmond, Jr., all of whom are considered independent under the New York Stock Exchange listing standards and the Visteon Director Independence Guidelines. During 2010, the Corporate Governance and Nominating Committee held two regularly scheduled and special meetings. The duties of the Corporate Governance and Nominating Committee are generally:

•	to develop corporate governance principles and monitor compliance therewith;

•	to review the performance of the Board as a whole;

•	to review and recommend to the Board compensation for outside directors;

•	to develop criteria for Board membership;

•	to identify, review and recommend director candidates; and

•	to review and monitor certain environmental, safety and health matters.

The charter of the Corporate Governance and Nominating Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

The Corporate Governance and Nominating Committee has the authority to retain consultants to assist with director recruitment and compensation matters. During 2010, the Corporate Governance and Nominating Committee retained the firm of Frederic W. Cook & Co., Inc., to advise the Committee on competitive market practices and trends for outside director compensation.

Finance Committee

The Board has a standing Finance Committee, consisting of William E. Redmond, Jr. (Chair), Jeffrey D. Jones, Karl J. Krapek and Timothy D. Leuliette, all of whom are considered independent under the Visteon Director Independence Guidelines. During 2010, the Finance Committee held four regularly scheduled and special meetings. The duties of the Finance Committee generally are:

•	to review and make recommendations to the Board regarding the Company’s cash flow, capital expenditures and financing requirements;

•	to review the Company’s policies with respect to financial risk assessment and management including investment strategies and guidelines;

•	to review and make recommendations on mergers, acquisitions and other major financial transactions requiring Board approval;

•	to consider and recommend to the Board stock sales, repurchases or splits, as appropriate, and any changes in dividend policy; and

•	to evaluate bona fide proposals in respect of major acquisitions, dispositions, mergers and other transactions for recommendation to the Board.

The charter of the Finance Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

Code of Ethics

The Company has adopted a code of ethics, as such phrase is defined in Item 406 of Regulation S-K that applies to all directors, officers and employees of the Company and its subsidiaries, including the Chairman and Chief Executive Officer, the Executive Vice President and Chief Financial Officer and the Vice President and Chief Accounting Officer. The code, entitled “Ethics and Integrity Policy,” is available on the Company’s website at www.visteon.com.

Communications with the Board of Directors

Stockholders and other persons interested in communicating directly with a committee chairperson or with the non-management directors as a group may do so as described on the Company’s website (www.visteon.com/investors), or by writing to the chairperson or non-management directors of Visteon Corporation c/o of the Corporate Secretary, One Village Center Drive, Van Buren Township, Michigan 48111.

The Corporate Governance and Nominating Committee also welcomes stockholder recommendations of director candidates. Stockholders may suggest candidates for the consideration of the committee by submitting their suggestions in writing to the Company’s Secretary, including the agreement of the nominee to serve as a director. In addition, the Company’s By-Laws contain a procedure for the direct nomination of director candidates by stockholders (see page 29), and any such nomination will also be automatically submitted to the Corporate Governance and Nominating Committee for consideration. No individuals were proposed as director candidates for this Annual Meeting by any stockholder.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2010. Directors who are employees of the Company receive no additional compensation for serving on the board.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Name(1)	($)(2)	($)(3)	($)(4)	($)

Duncan H. Cocroft	27,500	71,250	—	98,750
Philippe Guillemot	23,750	71,250	—	95,000
Herbert L. Henkel	26,250	71,250	—	97,500
Mark T. Hogan	21,250	71,250	—	92,500
Jeffery D. Jones	21,250	71,250	—	92,500
Karl J. Krapek	172,500	71,250	2,498	246,248
Timothy D. Leuliette	23,750	71,250	—	95,000
William E. Redmond, Jr.	23,750	71,250	—	95,000
Steven K. Hamp	130,000	—	—	130,000
Patricia L. Higgins	137,500	—	—	137,500
Alex J. Mandl	137,500	—	—	137,500
Charles L. Schaffer	148,750	—	—	148,750
Richard J. Taggart	137,500	—	—	137,500
James D. Thornton	137,500	—	—	137,500
Kenneth B. Woodrow	145,000	—	2,002	147,002

(1)	As a result of the effectiveness of the Company’s plan of reorganization, Messrs. Hamp, Mandl, Schaffer, Taggart, Thornton and Woodrow and Ms. Higgins ceased to be directors of the Company, and Messrs. Guillemot, Henkel, Hogan, Jones, Leuliette, and Redmond were elected to the Board. Mr. Cocroft was appointed to the Board on October 18, 2010.

(2)	The following directors deferred 2010 cash compensation into their deferred unit account under the Deferred Compensation Plan for Non-Employee Directors (described below):

2010 Cash
Name	Deferred

Mr. Schaffer	$148,750

(3)	As of December 31, 2010, Messrs. Cocroft, Guillemot, Henkel, Hogan, Jones, Krapek, Leuliette, and Redmond owned 1,090 stock units each pursuant to the Visteon Corporation Non-Employee Director Stock Unit Plan (described below).

(4)	The “All Other Compensation” column includes the amount of various reportable perquisites and other personal benefits, including imputed income for commercial flights by spouses to attend board functions that included spouse participation. This column also includes tax gross-ups made by the Company in 2010 on behalf of Mr. Krapek ($1,073) and Mr. Woodrow ($887) related to perquisites and other personal benefits.

All non-employee directors currently receive an annual cash retainer of $85,000, which was an increase from $80,000 as of September 30, 2010 based on a review of current market practices. During 2010, the annual retainer was restored to $80,000 after a voluntary decrease by directors during 2009 in connection with the Chapter 11 Proceedings. Committee chairs and Audit Committee members receive an additional annual committee retainer of $10,000, except the Chair of the Audit Committee who receives $15,000. These amounts were unchanged for 2010. All retainers are paid in quarterly installments. In addition, the Company reimburses its directors for expenses, including travel and entertainment, they incur in connection with attending board and committee meetings. For 2011, the Company appointed a Lead Independent Director, who will receive an additional annual retainer of $15,000.

In connection with the Chapter 11 Proceedings, stock unit awards were suspended under the old Non-Employee Director Stock Unit Plan, and cash payments were made in lieu thereof. As a result, Ms. Higgins and Messrs. Hamp, Krapek, Mandl, Schaffer, Taggart, Thornton and Woodrow each received a cash payment in the amount of $70,000. Pursuant to the Plan of Reorganization, the Company terminated the old Non-Employee Director Stock Unit Plan. On December 15, 2010, the Company adopted a new Non-Employee Director Stock Unit Plan, which provides for an annual grant to each non-employee director of stock units valued at $95,000 on the day following the Company’s annual meeting. The new plan also provided for an initial award of stock units valued at $71,250 on December 15, 2010 to each of Messrs. Cocroft, Guillemot, Henkel, Hogan, Jones, Krapek, Leuliette and Redmond. Amounts are allocated to the unit accounts based on the average of the high and low price of the Company’s common stock on the date of award, and the value of this account is directly related to the performance of the Company’s common stock. Amounts attributed to a director’s unit account under the Non-Employee Director Stock Unit Plan will not be distributed until after termination of his or her board service, either in a lump sum or in ten annual installments on the later of January 15th of the year following or six months after the date of termination of service.

Non-employee directors may elect to defer up to 100% of their total retainer and any cash payments under the Deferred Compensation Plan for Non-Employee Directors, a nonqualified benefit plan, into a unit account. The amounts deferred into the unit account are allocated based on the average of the high and low price of the Company’s common stock on the date of the deferral, and the value of this account is directly related to the performance of the Company’s common stock. Amounts deferred on or prior to September 30, 2010, but after June 1, 2009 were credited to an interest bearing account. All amounts deferred are distributed following termination of board service in a lump sum or in ten annual installments on the later of January 15th of the year following or six months after the date of termination of service. As noted above, stock units held under the Non-Employee Director Stock Unit Plan and the Deferred Compensation Plan for Non-Employee Directors cannot be sold or transferred during a director’s service on the Company’s board. The Company believes that this restriction best links director and stockholder interests. The Company’s current stock ownership guideline also requires non-employee directors to hold all their equity-based awards from the Company until termination of board service.

STOCK OWNERSHIP

The following contains information regarding the stock ownership of the nominees for election as directors, the directors continuing in office, the Company’s executive officers and beneficial owners of more than five percent of the Company’s voting securities.

Ownership of the Company’s common stock is shown in terms of “beneficial ownership.” A person generally “beneficially owns” shares if he or she has either the right to vote those shares or dispose of them, and more than one person may be considered to beneficially own the same shares.

In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him or her. The percentages shown in this proxy statement compare the person’s beneficially owned shares with the total number of shares of the Company’s common stock outstanding on April 15, 2011 (50,881,300 shares).

Nominees and Executive Officers

The following table contains stockholding information for the Company’s director nominees and executive officers, as well as stock units credited to their accounts under various compensation and benefit plans as of April 15, 2011. No shares have been pledged as collateral for loans or other obligations by any director or executive officer listed below.

	Common Stock
	Beneficially Owned
		Percent of	Stock
Name	Number(1)	Outstanding	Units(2)(3)

Donald J. Stebbins	305,556	*	—
Duncan H. Cocroft	—	*	1,090
Philippe Guillemot	—	*	1,090
Herbert L. Henkel	—	*	1,090
Mark T. Hogan	—	*	1,090
Jeffery D. Jones	—	*	1,090
Karl J. Krapek	—	*	1,530
Timothy D. Leuliette	—	*	1,090
William E. Redmond, Jr.	1,350	*	1,090
William G. Quigley III	125,000	*	—
Joy M. Greenway	62,500	*	—
All executive officers and directors as a group (18 persons)	756,908	1.5%	71,660

*	Less than 1%.

(1)	For executive officers, the shares of common stock shown are subject to certain restrictions on transfer.

(2)	For non-employee directors, the amounts shown include stock units credited under the Deferred Compensation Plan for Non-Employee Directors and the Non-Employee Director Stock Unit Plan, and are payable following termination of Board service in cash or shares of common stock at the election of the Company.

(3)	Includes restricted stock units granted to executive officers under the Visteon Corporation 2010 Incentive Plan, which are payable upon vesting in cash or shares of common stock at the election of the Company.

Other Beneficial Owners

The Company believes that the following table is an accurate representation of beneficial owners of more than 5% of any class of the Company’s voting securities as of April 1, 2011. The table is based upon reports on Schedules 13G and 13D and Forms 4 filed with the Securities and Exchange Commission or other information believed to be reliable.

			Percent of
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Ownership	Class

Common Stock	Cyrus Capital Partners, L.P.	3,990,986 shares held with shared	7.9%
		dispositive and voting power
Common Stock	Monarch Funds	3,419,932(1)	6.8%

(1)	Consists of 18,019 shares beneficially owned by Monarch Capital Master Partners II-A LP, including 17,127 shares underlying warrants to purchase shares of Visteon common stock; 51,665 shares beneficially owned by Monarch Capital Master Partners LP, including 49,682 shares underlying warrants to purchase shares of Visteon common stock; 8,773 shares beneficially owned by Monarch Cayman Fund Limited, including 7,154 shares underlying warrants to purchase shares of Visteon common stock; 87,116 shares beneficially owned by Monarch Debt Recovery Master Fund Ltd, including 62,941 shares underlying warrants to purchase shares of Visteon common stock; 4,113,510 shares beneficially owned by Monarch Master Funding Ltd; 62,601 shares beneficially owned by Monarch Opportunities Master Fund Ltd, including 34,026 shares underlying warrants to purchase shares of Visteon common stock; and 8,048 shares beneficially owned by Oakford MF Limited, including 5,933 shares underlying warrants to purchase shares of Visteon common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and greater than 10% stockholders to file certain reports (“Section 16 Reports”) with respect to their beneficial ownership of the Company’s equity securities. Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2010 all Section 16 Reports that were required to be filed were filed on a timely basis.

TRANSACTIONS WITH RELATED PERSONS

Our Ethics and Integrity Policy instructs all its employees, including the Named Executive Officers, to avoid conflicts between personal interests and the interests of Visteon, as well as any action that has the potential for impacting the Company adversely or interfering with the employee’s objectivity. The policy also requires any employee having a financial interest in, or a consulting, managerial or employment relationship with, a competitor, customer, supplier or other entity doing business with Visteon to disclose the situation to their manager or to the legal or human resources departments of the Company. The Company’s compliance group implements the Ethics and Integrity Policy and related policies and annually requires all management employees, including the Named Executive Officers, to complete a questionnaire disclosing potential conflicts of interest transactions. In addition, the Audit Committee is responsible for overseeing our ethics and compliance program, including compliance with the Ethics and Integrity Policy, and all members of the Board are responsible for complying with such policy. The Corporate Governance and Nominating Committee reviews the professional occupations and associations of board nominees, and annually reviews transactions between Visteon and other companies with which our Board members and executive officers are affiliated to the extent reported in response to our directors and officers questionnaire. The Ethics and Integrity Policy is in writing. See page 31 of this proxy statement under “Miscellaneous” for instructions on how to obtain a copy.

During 2010, Visteon and our subsidiaries purchased various automotive sub-components totaling approximately $832,000 from Dura Automotive LLC and its subsidiaries in the ordinary course of their businesses. We expect that we will continue to make similar purchases during 2011 and beyond. Mr. Leuliette, a director of Visteon, was the Chairman, President and Chief Executive Officer of Dura Automotive LLC, as well as Managing Director of Patriarch Partners LLC, the majority shareholder of Dura Automotive LLC, until October 14, 2010.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation that was earned by, or paid or awarded to, the Named Executive Officers. The “Named Executive Officers” are the Company’s Chief Executive Officer and the two other most highly compensated executive officers serving as such as of December 31, 2010, determined based on the individual’s total compensation for the year ended December 31, 2010 as reported in the table below, other than amounts reported as above-market earnings on deferred compensation.

							Nonqualified
						Non-Equity	Deferred
				Stock	Options	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Donald J. Stebbins	2010	$1,218,000	$2,250,000	$21,241,019	$—	$2,132,100	$—	$77,370	$26,918,489
Chairman, President and	2009	$1,070,000	$—	$—	$—	$2,098,125	$—	$122,213	$3,290,338
Chief Executive Officer	2008	$1,076,186	$—	$2,637,498	$1,331,912	$1,650,750	$—	$142,926	$6,839,272
William G. Quigley III	2010	$634,375	$1,031,250	$8,689,500	$—	$627,657	$—	$30,679	$11,013,461
Executive Vice President	2009	$571,615	$—	$—	$—	$728,678	$—	$29,819	$1,330,112
and Chief Financial Officer	2008	$620,192	$—	$781,249	$394,624	$400,782	$—	$38,113	$2,234,960
Joy M. Greenway	2010	$492,275	$727,500	$4,344,750	$—	$449,595	$—	$26,984	$6,041,104
Vice President and	2009	$433,146	$—	$—	$—	$333,666	$—	$15,247	$782,059
President, Climate Product Group

(1)	For 2010, this column is comprised of amounts paid to the Named Executive Officers pursuant to the Company’s plan of reorganization under a key employee incentive bonus program based on the achievement by the Company of certain financial and non-financial metrics.

(2)	The amounts shown in this column represent the grant date fair values for restricted common stock and restricted stock unit awards in 2010 and 2008, respectively, including shares of restricted common stock granted on October 1, 2010 to each of the Named Executive Officers, which vest in installments. The 2008 award values were recalculated from amounts shown in prior proxy statements and/or annual reports on Form 10-K to reflect their grant date fair values, as required by new SEC rules; however, unvested awards were cancelled as of October 1, 2010. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 16 “Stock-Based Compensation” to the consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

(3)	No stock options or stock appreciation rights were granted to the Named Executive Officers during 2010 or 2009. The amounts shown in this column represent the grant date fair values for stock appreciation rights granted in 2008, and were recalculated from amounts shown in prior proxy statements and/or annual reports on Form 10-K to reflect their grant date fair values, as required by new SEC rules; however, unvested and/or unexercised awards were cancelled as of October 1, 2010. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 16 “Stock-Based Compensation” to the consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

(4)	For 2010, this column is comprised of the amounts payable to each of the Named Executive Officers under the 2010 annual incentive performance bonus program, as described further below. There were no earnings on non-equity incentive plan compensation earned or paid to the Named Executive Officers in or for 2010.

(5)	None of the Named Executive Officers received or earned any above-market or preferential earnings on deferred compensation.

(6)	For 2010, this column includes the following benefits paid to, or on behalf of, the Named Executive Officers:

•	life insurance premiums paid by the Company on behalf of all of the Named Executive Officers;

•	tax gross-ups and reimbursements on behalf of Mr. Stebbins ($1,313) and Mr. Quigley ($156); and

•	perquisites and other personal benefits, which included: (A) the aggregate incremental cost for personal use of corporate aircraft by Mr. Stebbins ($13,167), Mr. Quigley ($5,145) and Ms. Greenway ($11,699); (B) the cost of personal health and safety protection equipment and services under the Executive Security Program in 2010 for Mr. Stebbins; and (C) payments under the executive flexible perquisite account program to Mr. Stebbins ($60,000), Mr. Quigley ($25,000) and Ms. Greenway ($15,000).

We calculate the aggregate incremental cost to the Company of any personal use of the corporate aircraft during the annual cycle from November 2009 through October 2010 based on an average hourly operating cost of the aircraft, which includes the cost of fuel, crew travel expenses, on-board catering, airport landing fees and parking costs, customs charges, communications expenses, post-flight inspections and minor maintenance costs (costs less than $5,000 per action). Because the corporate aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as the crew’s salaries, the purchase or lease costs of the corporate aircraft, hangar rental fees, insurance premiums and major maintenance costs (costs greater than or equal to $5,000 per action).

The following table sets forth information on outstanding stock option and stock awards held by the Named Executive Officers at December 31, 2010, including the number of shares underlying both exercisable and unexercisable portions of each stock option or stock appreciation right as well as the exercise price and expiration date of each outstanding option and right. Outstanding equity awards at December 31, 2010 are as follows.

	Option Awards					Stock Awards
Equity
									Equity	Incentive
			Equity						Incentive	Plan Awards:
			Incentive						Plan Awards:	Market or
			Plan Awards:					Market	Number of	Payout Value
	Number of	Number of	Number of			Number of		Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or		Shares or	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of		Units of	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	That Have Not	That Have
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(1)	(#)	($)

Donald J. Stebbins	—	—	—	—	—	305,556	(2)	$22,687,533	—	—
William G. Quigley III	—	—	—	—	—	125,000	(3)	$9,281,250	—	—
Joy M. Greenway	—	—	—	—	—	62,500	(4)	$4,640,625	—	—

(1)	The market value of unvested restricted stock was determined using a per share price of $74.25, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board as of December 31, 2010.

(2)	61,111 shares of restricted common stock that vest on October 1, 2011; 122,222 shares of restricted common stock that vest on October 1, 2012; and 122,223 shares of restricted common stock that vest on October 1, 2013.

(3)	25,000 shares of restricted common stock that vest on October 1, 2011; 50,000 shares of restricted common stock that vest on October 1, 2012; and 50,000 shares of restricted common stock that vest on October 1, 2013.

(4)	12,500 shares of restricted common stock that vest on October 1, 2011; 25,000 shares of restricted common stock that vest on October 1, 2012; and 25,000 shares of restricted common stock that vest on October 1, 2013.

Overview of Executive Compensation

The Company believes that an experienced, motivated and effective executive team is critical to the long-term success of its business. Thus, the primary objectives of the Company’s executive compensation program are to recruit, motivate and retain highly qualified executives. In meeting its primary objectives, the Company has structured its executive compensation program to support the Company’s strategic plans and objectives, including compensation program costs, and provides strong alignment of the interests of its executives with the creation of stockholder value. The mix and total amount of compensation in any year reflects market competitive practices, the realities of the Company’s financial position and its industry. The Company believes that the proportion of variable, or “at risk”, compensation should increase as an employee’s level of responsibility increases.

Primary Elements of Compensation for Named Executive Officers

Base Salary

Base salaries, combined with general welfare benefits, provide basic security for our employees at levels necessary to attract and retain a highly qualified and effective salaried workforce. Base salaries are determined taking into account market data as well as an individual’s position, responsibilities, experience and value to the Company. The actual salaries paid to each Named Executive Officer for 2010 are presented in the “Summary Compensation Table” above. Following voluntary reductions in base salaries during 2009, base salaries were restored to pre-2009 levels during 2010. In addition, the Company recommenced its annual merit-based increase program, resulting in 3% increases in the base salaries of the Named Executive Officers effective in July 2010.

Annual Incentive Awards

The Company’s Annual Incentive program provides for an annual cash incentive opportunity that is linked to company and individual performance. This program is designed to compensate key salaried employees for the achievement of specified goals that correlate with the Company’s financial and operational objectives. The target incentive opportunities are expressed as a percentage of base salary. In determining the incentive opportunities, the Organization and

Compensation Committee considers the potential impact on the business of each role, the relationships among the roles and market competitive levels for such positions.

2010 Annual Incentive. Pursuant to the Annual Incentive program for 2010, over 1,800 global salaried employees, including the Named Executive Officers, were eligible to receive a cash bonus to be payable in 2011 based on the Company’s financial performance relative to a target adjusted EBITDA metric (net income (loss) attributable to the Company, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items and other non-operating gains and losses), with a target adjusted EBITDA of $450 million. The Company is paying bonuses to the executive officers at the maximum level of 150% of the bonus opportunity based on the Company’s achievement of 2010 adjusted EBITDA of approximately $614 million, which was well in excess of the performance level required for the maximum payout.

2011 Annual Incentive. On March 8, 2011, the Organization and Compensation Committee approved annual incentive bonus awards to approximately 1,700 global salaried employees, including the Named Executive Officers, in accordance with the Company’s 2010 Incentive Plan. The bonus will be based on the Company’s achievement of three metrics for fiscal 2011: (i) adjusted EBITDA (net income (loss) attributable to the Company, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items and other non-operating gains and losses); (ii) free cash flow (cash from operations minus capital expenditures, subject to certain adjustments); and (iii) product quality (parts per million defective). 75% of the opportunity will be based on the Company’s performance relative to a targeted adjusted EBITDA of $660 million; 15% of the opportunity will be based on the Company’s performance relative to a targeted improvement in product quality of 35%; and 10% of the opportunity will be based on the Company’s performance relative to a targeted free cash flow of negative $225 million. The target annual incentive opportunities, as a percentage of base salary, are 115% for Mr. Stebbins, 65% for Mr. Quigley, and 60% for Ms. Greenway. Final payments, if any, will be payable in 2012 based on the base salary of the recipient as of December 31, 2011.

Long-Term Incentive Awards

The Company’s Long-Term Incentive programs have provided for an annual award of a performance-based cash bonus earned over a long-term measurement period, usually a three-year period, stock appreciation rights and stock options, which are subject to time-based vesting requirements, and/or restricted stock or restricted stock units, which may be subject to either time-based and/or performance-based vesting requirements. This program is designed to compensate salaried employees on the achievement of specified goals that are intended to correlate with the Company’s long-term financial and strategic objectives, to align the delivery of incentive value with increases in the Company’s stock price and to retain key employees. The total targeted award opportunity, expressed as a percentage or multiple of base salary is determined by organization level. The Organization and Compensation Committee has the discretion to modify or adjust the metrics to take into account the disposition of businesses and/or facilities, currency fluctuations and other factors. Except under certain circumstances such as retirement or involuntary termination, an executive must be employed in good standing with the Company at the conclusion of the three-year performance period to be entitled to a bonus payment.

2011-2013 Long-Term Incentive. On March 8, 2011, the Organization and Compensation Committee granted stock options and stock appreciation rights to certain eligible executives pursuant to the Company’s long-term incentive program for the 2011-2013 performance period in accordance with the 2010 Incentive Plan. The number of options or rights awarded was based on each executive’s long-term incentive opportunity, which, as a percentage of base salary, was 375% for Mr. Stebbins, 250% for Mr. Quigley, and 150% for Ms. Greenway. The stock options and stock appreciation rights vest ratably over three years from the date of grant.

Impact of Chapter 11 Reorganization on Executive Compensation

In connection with the Plan of Reorganization, the Company terminated all pre-petition awards of stock, units, options and stock appreciation rights, as well as long-term incentive bonus awards that related to fiscal years 2010 and after. In order to reward and incentivize management during this turbulent period, the Plan of Reorganization, which was overwhelmingly approved by stakeholders, provided for the payment of bonuses under a key employee incentive program and certain pre-

petition long-term incentive awards that related to 2009 and earlier fiscal years, as well as the grant of emergence restricted stock awards under a new 2010 Incentive Plan.

Key Employee Incentive Program

In order to reward and incentivize management to continue to advance the financial performance of the company and emerge from bankruptcy protection as quickly as possible, the Company’s plan of reorganization provided for the payment to certain officers of the Company, including the Named Executive Officers, of a cash bonus on October 1, 2010, the effective date of the plan of reorganization, under a Key Employee Incentive Program. The program contemplated that payments would only be made if the Company achieved a minimum level of earnings for the second half of 2009 and emerged from chapter 11 bankruptcy protection, which both were satisfied.

2010 Incentive Plan and Emergence Stock Awards

The plan of reorganization provided for the adoption of the 2010 Incentive Plan, which provides for the award of up to approximately 5.5 million shares to directors, employees and agents, as well as establishment of other on-going incentive programs. The plan of reorganization also provided for the award of approximately 1.6 million shares of restricted stock and restricted stock units under the 2010 Incentive Plan, which vest in installments over the three years following the Effective Date.

Other Elements of Compensation for Named Executive Officers

Executive officers participate in the Company’s retirement and savings and health and welfare plans on the same basis as other similarly situated employees, except for the supplemental pension, retiree health care, and other arrangements described below under “Retirement Benefits.” In addition, the Company provided the Named Executive Officers with a flexible perquisite allowance program. The flexible perquisite allowance is a fixed amount that is paid to each eligible executive in quarterly installments and is designed to cover his or her expenses related to legal and financial counseling, excess liability insurance premiums, tax preparation, and airfare for spouse or partner accompanying employee on business travel, among other items. For Named Executive Officers, the amount of the allowance varies by management level, with a range of between $15,000 to $60,000 per year. The amount paid to the Named Executive Officers in 2010 pursuant to the flexible perquisite allowance program is set forth in the “All Other Compensation” column of the “Summary Compensation Table.” The Company also maintains an Executive Security Program that requires the Chief Executive Officer to use corporate provided aircraft for personal and business travel, and provides the benefit of various personal health and safety protections.

Retirement Benefits

Defined Benefit Plans

Participants in the domestic auto industry have traditionally provided their salaried and hourly employees comprehensive retirement benefits, including pensions and retiree medical coverage. The Company currently provides pension benefits to most of its U.S. salaried retirees pursuant to the Visteon Corporation Pension Plan (the “Qualified Pension Plan”), a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code (the “Code”). Visteon also currently provides additional pension benefits to its U.S. executives under the following nonqualified supplemental pension arrangements: the 2010 Supplemental Executive Retirement Plan (“SERP”); and the 2010 Pension Parity Plan (“Pension Parity Plan”). Visteon terminated its previous supplemental executive retirement and the pension parity plans prior to the Effective Date.

In order to reduce the costs of these benefits to permit the Company to compete on a global basis, Visteon has made a number of modifications to its retirement programs over the past five years. As a result, participation in these plans, and certain features of the plans, depend on when each executive was hired by the Company. In addition to its U.S. plans, several of the Company’s foreign subsidiaries provide pension benefits. The provision, structure and level of these benefits are based on both the market practice in individual countries as well as the cost of providing benefits. Despite the differences in the level and structure of the retirement benefits, most of the plans are related to an employee’s salary and service. In some countries, Visteon’s plans require that participants contribute to the plan in order to participate.

U.S. Executives Hired Before January 1, 2002 — Ms. Greenway

Qualified Pension Plan

The non-contributory feature of the Qualified Pension Plan provides a monthly benefit, payable in the form of a life annuity, equal to a flat rate (fixed dollar rate) times years of employment prior to July 1, 2006. The highest flat rate in effect on June 30, 2006 was $47.45. Prior to July 1, 2006, following three months of employment, a participant could elect to be covered by the contributory feature of the plan and receive a contributory benefit in lieu of the non-contributory benefit. The contributory benefit, payable in the form of a life annuity, is equal to 1.5% of Final Average Monthly Salary times years of employment while a contributory participant plus 0.4% of Final Average Monthly Salary in excess of the Social Security Breakpoint times years of employment (not to exceed 35 years) while a contributory participant. Final Average Monthly Salary is the highest average monthly salary paid as of any five consecutive December 31 dates during the last 120 consecutive months that an employee contributes. The Social Security Breakpoint is equal to 150% of the average of the Social Security Wage Base for the last 35 years including the current plan year. Normal retirement is age 65 and portions of early retirement benefits are available at age 62 unreduced for age. Early retirement benefits are available as early as age 55 with 10 years of service or at any age with 30 years of service with portions reduced from age 62. If the employee was contributing to the plan as of June 30, 2006, future December 31 base pay amounts will continue to be recognized for purposes of determining the Final Average Monthly Salary under the traditional structure. Effective July 1, 2006, salaried employees accrue monthly cash balance benefits under the pension plan. The Cash Balance benefit is based on a hypothetical account which grows with 4% pay credits and interest credits based on the 30-year Treasury bond rate. At retirement, this account balance is converted into a monthly benefit payable in the form of a life annuity. The monthly benefit payable from the cash balance feature is reduced for early commencement if payment begins before age 65.

Nonqualified Pension Plans

Since the Qualified Pension Plan is a qualified plan, it is subject to the rules of the Code. The Code limits the amount of benefits that may be paid by a qualified plan and it limits the amount of salary that may be recognized in computing plan benefits. For 2010, the maximum benefit accrual is $195,000 and the maximum annual salary the plan may recognize is $245,000. The Pension Parity Plan, an unfunded, nonqualified pension plan, restores any benefits lost due to the limitations on benefits and compensation imposed by the Code. The changes to the Qualified Pension Plan that took effect on July 1, 2006 also apply to the Pension Parity Plan.

For eligible executives hired prior to January 1, 2002, the SERP, a nonqualified, unfunded pension benefit, provides an additional monthly benefit, calculated in the form of a life annuity, equal to the participant’s Final Average Monthly Salary (without regard to the Code compensation limit) times years of employment times a percentage determined by job classification at retirement. The percentages range between 0.20% and 0.90%. Credited service earned under the SERP ceased to accrue as of June 30, 2006. Effective July 1, 2006, eligible executives accrue SERP benefits under a formula used for eligible executives hired on or after January 1, 2002, as described below.

The Pension Parity Plan and the SERP also provide for automatic payment in the form of a single lump sum distribution for benefits commencing on and after January 1, 2007. The actual conversion factors used to determine the single lump sum distribution are the same as those used to value the Company’s pension obligations in the Company’s audited financial statements.

U.S. Executives Hired on or After January 1, 2002 — Messrs. Stebbins and Quigley

Qualified Pension Plan

Salaried employees hired on or after January 1, 2002 participate in the BalancePlus Program, a feature of the Qualified Pension Plan. The monthly benefit payable from the BalancePlus Program is based on the greater of the Cash Balance benefit or the Pension Equity benefit attributable to service prior to July 1, 2006, and a Cash Balance benefit for service thereafter. The Cash Balance benefit is based on a hypothetical account which grows with 4% pay credits and interest credits based on the 30-year Treasury bond rate. The Pension Equity benefit is based on a hypothetical account at age 65 equal to 12.5% of Final Average Monthly Salary times credited service. At retirement, these account balances are converted into a monthly benefit payable in the form of a life annuity. Credited service earned under the Pension Equity feature of the plan ceased to accrue as of June 30, 2006, although changes in base pay continued to be recognized for purposes of determining the Final Average Monthly Salary. The monthly benefit payable from the BalancePlus Program is reduced for early commencement if payment begins before age 65.

Nonqualified Pension Plans

The Pension Parity Plan restores any benefits lost due to the limitations on benefits and compensation imposed by the Code, as described further above. Eligible executives hired on or after January 1, 2002 participate in the “BalancePlus SERP” feature of the SERP. The BalancePlus SERP provides an additional monthly benefit based upon a hypothetical account balance that is in excess of the amount calculated under the Qualified Pension Plan BalancePlus Program and the Pension Parity Plan. The account balance from the BalancePlus SERP before offset is calculated under the formulas in the BalancePlus Program with the following modifications: 1) Annual Salary is calculated without regard to the Code compensation limit; 2) Final Average Monthly Salary is increased by the average of the three highest consecutive Annual Incentive amounts; and 3) a 15% benefit multiplier is used under the Pension Equity formula in lieu of the 12.5% benefit multiplier. The Pension Equity account under the BalancePlus SERP has its own early retirement reduction factors, which are applied at early retirement before offsetting the amount calculated under the BalancePlus Program and the Pension Parity Plan. Unlike the Qualified and Pension Parity Plans, the service under the Pension Equity formula was not frozen. Messrs. Stebbins and Quigley will receive additional retirement benefits from the SERP determined by crediting an additional year of service for each year of service (up to a maximum of five additional years in the case of Mr. Quigley) credited under the terms of the Qualified Pension Plan. In addition, a $1,200,000 opening balance was credited to Mr. Stebbins’ BalancePlus SERP account.

As stated above, the Pension Parity Plan and SERP also provide for automatic payment in the form of a single lump sum distribution for benefits commencing on and after January 1, 2007. The actuarial conversion factors used to determine the single lump distribution are the same as those used to value the Company’s pension obligations in the audited financial statements.

Executive Retiree Health Care Program

The Company will provide an executive retiree health care benefit upon retirement from the Company for designated executives. Pursuant to the program, such executives, after completing five years of service with the Company will be entitled to retiree health care benefits that are similar to those available to the Company’s employees who are eligible for postretirement benefits under the Visteon Retiree Health & Welfare Program. Of the Named Executive Officers, Mr. Stebbins is eligible for this program.

Defined Contribution Plan

The Named Executive Officers, as well as most U.S. salaried employees, are also entitled to participate in the Visteon Investment Plan, Visteon’s 401(k) investment and savings plan. The amounts that may be deferred are limited by the Code. The Company matched employee contributions of up to 6% of pay at a rate of 25% of the employee’s eligible contributions, however, such match was suspended effective as of December 1, 2008. Amounts deferred for each Named Executive Officer are reflected in the “Salary” column of the above “Summary Compensation Table.”

Employment Agreement with Chief Executive Officer

Pursuant to the Company’s confirmed plan of reorganization, the previous employment agreement between the Company and Mr. Stebbins was terminated, and Mr. Stebbins and the Company entered into a new employment agreement effective as of October 1, 2010. Under the terms of the employment agreement, Mr. Stebbins will continue to serve as the Chief Executive Officer and Chairman of the Board of the Company. The employment agreement also provides for his initial annual base salary of $1,236,000. Mr. Stebbins will be eligible to participate in the Company’s annual incentive plan, as in effect from time to time. Mr. Stebbins annual incentive opportunity will have a target amount of 115% of his base salary based upon the attainment of one or more pre-established performance goals established by the Board. Mr. Stebbins will be eligible to participate in the Company’s long-term incentive program, as in effect from time to time. Mr. Stebbins long-term incentive opportunity will have a target amount of 375% of his base salary based upon the attainment of one or more pre-established performance goals established by the Board. The employment agreement also provides that Mr. Stebbins would receive upon the Company’s successful emergence from chapter 11, a grant of 366,667 shares of restricted stock and a cash bonus of $3,825,000, which included amounts attributable to the key employee incentive program and certain outstanding long-term incentive programs.

Upon Mr. Stebbins’s involuntary termination without Cause (as defined in the employment agreement) or any termination for Good Reason (as defined in the Employment Agreement), Mr. Stebbins’s severance benefits under the employment agreement will generally include: (i) the accrued benefits, the prior bonuses and the pro rata bonuses; (ii) a lump-sum cash amount equal to Mr. Stebbins’s base salary rate in effect on the date of termination, plus any unpaid portion of the Prerequisite Payment (as defined in the Employment Agreement) payable on termination; and (iii) continuation of certain benefit programs and outplacement assistance. The employment agreement contains various covenants prohibiting Mr. Stebbins’s disclosure of confidential information, solicitation of customers and employees, and engaging in competitive activity.

Potential Payments Upon Termination

Set forth below are estimated payments and benefits that would be provided to the Named Executive Officers upon their termination of employment under specified circumstances assuming that the relevant triggering event occurred at December 31, 2010. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if any of the triggering events were to occur.

Accrued amounts (other than the accelerated vesting of retirement benefits noted below) under the Company’s pension and defined contribution plans are not included in this table. The only unvested incentive or equity-based awards held by any of the Named Executive Officers as of December 31, 2010 were the restricted stock awards issued on October 1, 2010 (the “Emergence RSAs”) and are listed in the “Outstanding Equity Awards at 2010 Fiscal Year-End” table.

	Involuntary		Qualifying
	Termination		Termination
	(w/o cause or for	Change in	after Change in
Named Executive Officer	Good Reason)	Control	Control

Donald J. Stebbins
Benefit:
• Severance Payments	$1,236,000	N/A	$7,972,000
• Accelerated Bonus	N/A	$—	$—
• Accelerated Stock Option/SAR Vesting	N/A	$—	$—
• Accelerated Restricted Stock/RSU Vesting	$22,688,000	$22,688,000	$22,688,000
• Continuation of Perquisites and Allowances	$—	N/A	$—
• Accelerated Retirement Benefits Vesting	N/A	N/A	$—
• Continuation of Health & Welfare Benefits(1)	$14,000	N/A	$50,000
• Outplacement Services(2)	$5,000	N/A	$664,000
• Tax Gross-Up	N/A	N/A	N/A

Totals	$23,943,000	$22,688,000	$31,374,000

William G. Quigley III
Benefit:
• Severance Payments	$644,000	N/A	$3,186,000
• Accelerated Bonus	N/A	$—	$—
• Accelerated Stock Option/SAR Vesting	N/A	$—	$—
• Accelerated Restricted Stock/RSU Vesting	$9,281,000	$9,281,000	$9,281,000
• Continuation of Perquisites and Allowances	$—	N/A	$—
• Accelerated Retirement Benefits Vesting	N/A	N/A	$—
• Continuation of Health & Welfare Benefits(1)	$14,000	N/A	$47,000
• Outplacement Services(2)	$5,000	N/A	$266,000
• Tax Gross-Up	N/A	N/A	N/A

Totals	$9,944,000	$9,281,000	$12,780,000

Joy M. Greenway
Benefit:
• Severance Payments	$500,000	N/A	$1,199,000
• Accelerated Bonus	N/A	$—	$—
• Accelerated Stock Option/SAR Vesting	N/A	$—	$—
• Accelerated Restricted Stock/RSU Vesting	$4,641,000	$4,641,000	$4,641,000
• Continuation of Perquisites and Allowances	$—	N/A	$—
• Accelerated Retirement Benefits Vesting	N/A	N/A	$—
• Continuation of Health & Welfare Benefits(1)	$14,000	N/A	$24,000
• Outplacement Services(2)	$5,000	N/A	$200,000
• Tax Gross-Up	N/A	N/A	N/A

Totals	$5,160,000	$4,641,000	$6,064,000

(1)	The estimated cost of continuing health and welfare benefits is based on current insurance premiums.

(2)	The amount of reimbursed services was assumed to be the maximum amount allowable under change in control agreements and the severance plan, described further below. The amounts to be reimbursed will be only for those expenses actually incurred by the executive, and may be significantly less than the amount presented in the table.

Potential Payments Upon Change in Control

The 2010 Incentive Plan provides for accelerated vesting or payout of equity and incentive awards upon a change in control, even if the executive does not terminate employment. The benefits include:

•	any awards under the plan that relate to performance periods that have been completed as of the date of the change in control, but that have not yet been paid, are paid in accordance with the terms of such awards;

•	any awards under the plan that relate to performance periods that have not been completed as of the date of the change in control, and that are not then vested, become fully vested if vesting is based solely upon the length of the employment relationship as opposed to the satisfaction of one or more performance goals; and

•	any other awards that relate to performance periods that have not been completed as of the date of the change in control, and that are not then vested, will be treated as vested and earned pro rata, as if the performance goals at target levels are attained as of the effective date of the change in control (based on the number of full months that have elapsed from the beginning of the performance period to the date of the change in control compared to the total number of months in the original performance period).

The accelerated vesting applies to all awards made under the 2010 Incentive Plan for all participating employees and is designed to retain and motivate employees during the uncertain process that precedes a change in control transaction. Under the 2010 Incentive Plan, a “change in control” will be deemed to have occurred as of the first day any one or more of the following is satisfied:

(A) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(B) within any twelve (12) month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of the 2010 Incentive Plan, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(C) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of more than 50% of the Company’s assets, other than a sale or disposition by the Company of more than 50% of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(E) any other event that the Board, in its sole discretion, determines to be a change in control.

However, a “Change in Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

Change in Control followed by Qualifying Termination

The Company has entered into change in control agreements with all of its executives, including the Named Executive Officers. These agreements provide for certain benefits if a qualifying termination occurs following a change in control of the Company. For the Named Executive Officers, a qualifying termination includes a termination of the executive’s employment without cause or a resignation for good reason, in each case, within two years after the change in control, as well as a resignation, with or without good reason, during the 30-day period at the end of the first year after a change in control.

In addition to the benefits described above under “Change in Control,” the Named Executive Officers are entitled to the following benefits pursuant to the change in control agreements:

•	the payment of any unpaid salary or incentive compensation, together with all other compensation and benefits payable to the executive under the terms of the Company’s compensation and benefits plans, earned through the date of termination;

•	a severance payment in the amount of three times (other than Ms. Greenway, which is one and a half times) base salary plus the executive’s target annual bonus;

•	all unvested options and time-based restricted stock, or similar grants, will vest and become immediately exercisable,

•	all contingent incentive compensation awards under the 2010 Incentive Plan (or other plans) for periods that have not been completed become payable immediately on a pro-rated basis assuming the achievement at target levels (or the then projected actual final level if such value would be higher than the target) of any individual or corporate performance goals;

•	reimbursement for the cost of outplacement services for up to three years (other than Ms. Greenway, which is up to two years) following termination, not to exceed 25% of the executives annual base salary plus his or her target annul bonus;

•	the aggregate account balances of the executive under any nonqualified account balance plan will be distributed as a lump sum payout;

•	the benefits then accrued by or payable to the executive under the SERP and the Pension Parity Plan, or any other nonqualified plan providing supplemental retirement or deferred compensation benefits, become fully vested;

•	the right to continue to use a company car, if any; and

•	the continuation for 36 months (other than Ms. Greenway, which is eighteen months) following termination of life, accident and health insurance benefits for the executive and his or her dependents.

Change in control payments for the Named Executive Officers are not grossed up for the payment of any section 280(G) excise taxes. However, the executive may choose to have his or her total payments under the agreement reduced so that no portion of the total payments will be subject to section 280(G) excise taxes.

“Good Reason” under the agreements includes the following:

•	a negative material change is made in the executive’s duties and responsibilities;

•	the executive’s compensation or benefits are decreased and such decrease is unrelated to company performance;

•	the executive is required to materially relocate his or her residence or principal office location against his or her will; or

•	the executive is not offered a comparable position with the successor entity.

The definition of “change of control” under the change in control agreements is substantially the same as described above under “Change in Control.” Each executive agrees to comply with confidentiality and non-competition covenants during the term of the agreement and for a period thereafter. In addition, in the event of a potential change of control, as defined therein, each executive agrees not to voluntarily terminate his or her employment, except for retirement or good reason, until the earlier of six months after such potential change of control or the occurrence of a change in control.

Voluntary Termination (Without “Good Reason” or for “Cause”)

An executive who voluntarily resigns without good reason or whose employment is terminated by the Company for cause (each as defined in the Change in Control Agreements, Terms and Conditions of Initial Stock Grants and the individual employment agreement applicable to Mr. Stebbins) will be entitled to receive unpaid salary and benefits, if any, he has accrued through the effective date of his termination, and the executive will forfeit any unvested Emergence RSAs.

Involuntary Termination (Without “Cause” or for “Good Reason”)

Upon the involuntary termination of employment by the Company (other than for specified reasons, including disability, availability of other severance benefits, and inappropriate conduct), all officers elected by the Board of Directors are entitled to severance benefits under the 2010 Visteon Executive Severance Plan. These severance benefits include a cash payment equal to one year of base salary, the reimbursement of medical coverage premiums under COBRA for one year following termination, the payment of the remaining value of his or her flexible perquisites account, and the provision of outplacement services for up to six months. However, if the eligible executive does not execute an acceptable release and waiver of claims, such executive will only be entitled to a cash payment equal to four weeks of base salary. The severance plan permits executives to receive both the severance benefits under the plan and, if eligible, the retirement benefits described above. Mr. Stebbins may elect to receive similar benefits under his employment agreement in lieu of benefits under the Company’s severance plan.

The 2010 Incentive Plan does not accelerate any of the outstanding awards held by executives who are involuntarily terminated. However, pursuant to the Terms and Conditions of Initial Stock Grants applicable to the Emergence RSAs, all unvested Emergence RSAs held by a Named Executive Officer will accelerate and vest in the event of an involuntary termination without cause or a voluntary termination for good reason (each as defined in the Terms and Conditions of Initial Stock Grants).

In addition to the benefits referred to above, in the event of an involuntary termination without cause or a voluntary termination for good reason, Mr. Stebbins’ employment agreement provides that he shall also be entitled to the payment of bonus and other long-term incentive awards in respect of performance periods that are not completed as of the date of termination on a prorated basis, to the extent otherwise payable under the terms of such awards.

Termination Upon Retirement, Death or Disability

Following termination of executive’s employment for disability, the executive will receive all compensation payable under the Company’s disability and medical plans and insurance policies, which are available generally to the Company’s salaried employees.

Upon retirement or disability, each Named Executive Officer’s outstanding Emergence RSAs will continue to vest in accordance with their original terms. In the event of a termination by reason of death, each Named Executive Officer’s outstanding Emergence RSAs will accelerate and vest.

In addition to the benefits referred to above, in the event of a termination by reason of death or disability, Mr. Stebbins’ employment agreement provides that he shall also be entitled to the payment of bonus and other long-term incentive awards in respect of performance periods that are not completed as of the date of termination on a prorated basis, to the extent otherwise payable under the terms of such awards.

In addition to the payments and benefits described above, the Organization and Compensation Committee of the Board may authorize additional payments when it separates a Named Executive Officer. The Company might agree to make the payments it deems necessary to negotiate a definitive termination agreement with the terms, such as a general release of claims, nondisparagement, cooperation with litigation, noncompetition and nonsolicitation agreements, as determined by the Company.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. Visteon management has the primary responsibility for the company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The independent registered public accounting firm also expresses an opinion, based on an audit, on the effectiveness of Visteon’s internal control over financial reporting. The Audit Committee oversees and monitors these processes and reports to the Board of Directors on its findings. During 2010, the Audit Committee held seven meetings.

Auditor Independence

During the year, the Audit Committee met and held discussions with Visteon management and PricewaterhouseCoopers LLP, the independent registered public accounting firm. The Audit Committee reviewed and discussed with Visteon management and PricewaterhouseCoopers LLP the audited financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as the company’s internal control over financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

PricewaterhouseCoopers LLP submitted to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with PricewaterhouseCoopers LLP the firm’s independence and considered whether the provision of non-audit services by PricewaterhouseCoopers LLP to the company is compatible with maintaining the independence of PricewaterhouseCoopers LLP. The Audit Committee concluded that the independence of PricewaterhouseCoopers LLP from Visteon and management is not compromised by the provision of such non-audit services.

Based on these reviews and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and filed with the SEC.

Audit Committee
Duncan H. Cocroft (Chairman)
Philippe Guillemot
Herbert L. Henkel
Timothy D. Leuliette

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Visteon filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Visteon specifically incorporates this Audit Committee Report by reference into any such filing.

AUDIT FEES

The Audit Committee selects, subject to shareholder ratification, our independent registered public accounting firm for each fiscal year. During the year ended December 31, 2010, PricewaterhouseCoopers LLP was employed principally to perform the annual audit of the company’s consolidated financial statements and internal control over financial reporting and to provide other services. Fees paid to PricewaterhouseCoopers LLP for each of the past two years are listed in the following table:

	Audit	Audit		All Other
Year Ended December 31	Services Fees	Related Fees	Tax Fees	Fees

2010	$11,271,000	$56,000	$400,000	$—
2009	$7,802,000	$46,000	$500,000	$—

Audit services fees include fees for services performed to comply with Sarbanes-Oxley Section 404 and Generally Accepted Auditing Standards (“GAAS”) as adopted by the Public Company Accounting Oversight Board and approved by the SEC, including the recurring audit of the company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to the audit of income tax provisions and related reserves, and consents, assistance, and review of documents filed with the SEC.

Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles (“GAAP”), reviews and evaluations of the impact of new regulatory pronouncements, and audit services performed related to benefit/pension plans.

Tax fees primarily include fees associated with tax compliance.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted procedures for its annual review and pre-approval of all audit and permitted non-audit services provided by the independent registered public accounting firm. These procedures include reviewing and approving a budget for audit and permitted non-audit services by category. The Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the company’s ability to manage or control risks and improve audit quality. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by its independent registered public accounting firm that are not encompassed by the Audit Committee’s annual pre-approval and not prohibited by law. The Audit Committee has delegated to the Chairman of the Audit Committee the approval authority, on a case-by-case basis, for services outside of or in excess of the Audit Committee’s aggregate pre-approved levels and not prohibited by law. In order to monitor services rendered and actual fees paid and commitments to be paid to the independent registered public accounting firm, the Chairman, or designee, shall report any such decisions to the Audit Committee at its next regular meeting.

ITEM 2. APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The next proposal on the agenda for the Annual Meeting will be ratifying the appointment of PricewaterhouseCoopers LLP by the Audit Committee as the Company’s independent registered public accounting firm for fiscal year 2011.

PricewaterhouseCoopers LLP served in this capacity for fiscal year 2010, and has reported on the Company’s 2010 consolidated financial statements.

Representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions. For information regarding fees paid to PricewaterhouseCoopers LLP, see “Audit Fees” on page 28.

The Board of Directors Recommends that You Vote FOR the Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2011.

OTHER MATTERS

Neither the Company nor its directors intend to bring before the Annual Meeting any matter other than the election of the nine directors and the ratification of the Company’s independent public accounting firm. Also, they have no present knowledge that any other matter will be presented by others for action at the meeting.

2012 STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder proposals that are intended to be included in the Company’s proxy materials for the 2012 Annual Meeting must be presented pursuant to Securities and Exchange Commission Rule 14a-8 and received by the Corporate Secretary of the Company no later than December 30, 2011.

A stockholder that intends to present business at the 2012 Annual Meeting other than pursuant to Rule 14a-8, which may not be included in the Company’s proxy materials, must comply with the requirements set forth in the Company’s By-

Laws. Among other things, a stockholder must give written notice of its intent to bring business before the 2012 Annual Meeting to the Company no later than March 12, 2012 and no earlier than February 10, 2012. However, if the date for the 2012 Annual Meeting is more than 30 calendar days prior to, or after, June 9, 2012, then such written notice must be received no later than March 12, 2012, or, if later, the tenth day following the day on which we announce the annual meeting date to the public. This written notice must contain specified information as set forth in the Company’s By-Laws.

You may recommend any person to be a director by writing to the Corporate Secretary of the Company. The deadline for submitting written notice nominating a director is the same as that set forth above for other matters proposed to be presented at the 2012 Annual Meeting. This notice also must include, among other things, the name, age, address, occupations and stockholdings of the proposed nominee.

To the extent permitted, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

MISCELLANEOUS

Copies of our code of business conduct and ethics entitled, “Ethics and Integrity Policy”, as well as the Corporate Governance Guidelines and charters of all standing Board committees, are available on our website at www.visteon.com, by contacting our Investor Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (734) 710-5800; or via email at investor@visteon.com.

Visteon’s 2010 Annual Report to Stockholders, including its Annual Report on Form 10-K for the year ended December 31, 2010 (and consolidated financial statements), is being made available to you with this Proxy Statement. Stockholders may obtain, at no charge, an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2010, including exhibits thereto, by contacting our Investor Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (734) 710-5800; or via email at investor@visteon.com. Our periodic and current reports, including our Annual Report on Form 10-K, and any amendments thereto, are also available through our internet website at www.visteon.com/investors.

The SEC has adopted rules that allow us to send in a single envelope our Notice of Internet Availability of Proxy Materials or a single copy of our proxy solicitation and other required annual meeting materials to two or more stockholders sharing the same address. We may do this only if the stockholders at that address share the same last name or if we reasonably believe that the stockholders are members of the same family. If we are sending a Notice, the envelope must contain a separate Notice for each stockholder at the shared address. Each Notice must also contain a unique control number that each stockholder will use to gain access to our proxy materials and vote online. If we are mailing a paper copy of our proxy materials, the rules require us to send each stockholder at the shared address a separate proxy card.

We believe this rule is beneficial to both our stockholders and to us. Our printing and postage costs are lowered anytime we eliminate duplicate mailings to the same household. However, stockholders at a shared address may revoke their consent to the householding program and receive their Notice in a separate envelope, or, if they have elected to receive a full copy of our proxy materials in the mail, receive a separate copy of these materials. If you have elected to receive paper copies of our proxy materials and want to receive a separate copy of these materials, please call Broadridge at (800) 542-1061. If you consented to the householding program and wish to revoke your consent for future years, simply call, toll free, (800) 542-1061, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, then you probably have multiple accounts with us and/or brokers, banks or other nominees. You should vote all of the shares represented by these Notices/proxy cards. Certain brokers, banks and nominees have procedures in place to discontinue duplicate mailings upon a stockholder’s request. You should contact your broker, bank or nominee for more information. Additionally, our transfer agent, BNY Mellon Shareowner Services, can assist you if you want to consolidate multiple registered accounts existing in your name. To contact our transfer agent, write to BNY Mellon Shareowner Services, 480 Washington Blvd., Jersey City, NJ 07310-1900, or call (877) 881-5962.

APPENDIX A

Visteon Director Independence Guidelines

A director will be deemed “independent,” and to have no direct or indirect material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company), if he/she meets all of the following criteria:

1. Has not been an employee of Visteon or its subsidiaries within the last three years.

2. Is not currently a partner or employee of Visteon’s internal or external auditor or a former partner or employee of Visteon’s internal or external auditor or was within the last three years (but is no longer) a partner or employee of Visteon’s internal or external auditor who personally worked on Visteon’s audit within that time.

3. Has not been employed by a company in which, concurrently with such employment, an executive officer of Visteon served on the compensation committee of such company within the last three years.

4. Has not received more than $100,000 per year in direct compensation from Visteon or its subsidiaries within the last three years, other than director or committee fees and pensions or other forms of deferred compensation for prior service (and not contingent on continued service).

5. Is not currently an executive officer or employee of a company that, within the past three years, has made payments to, or received payments from, Visteon or its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for such year.

6. Has no immediate family member (1) who (i) has been employed by Visteon as an officer, (ii) is a current partner of Visteon’s internal or external auditor or a current employee of Visteon’s internal or external auditor who participates in the audit, assurance or tax compliance (but not tax planning) practice, (iii) is a former partner or employee of Visteon’s internal or external auditor who personally worked on Visteon’s audit within the last three years, (iv) has been employed as a an officer of another company where a Visteon executive officer served on the compensation committee of that company within the last three years, (v) received more than $100,000 per year in direct compensation from Visteon or its subsidiaries other than pensions or other forms of deferred compensation for prior service (and not contingent on continued service), or (vi) is currently an officer of a company that has made payments to, or received payments from, Visteon or its subsidiaries for property or services in an amount which, during any twelve month period, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for such year, in each case, within the last three years.

7. Is not currently an executive officer of a tax-exempt organization that has received, within the preceding three years, contributions from Visteon or its subsidiaries in any single fiscal year in excess of the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues for such year.

8. Does not have any other relationships with the Company or with members of senior management that the Board determines to be material.

March 9, 2005

(1)	A director’s immediate family shall include his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law and anyone (other than domestic employees) who shares such director’s home.

A-1

APPENDIX B

DIRECTIONS TO HOTEL DU PONT

From Philadelphia on I-95 South

1. Take I-95 South through Chester to Wilmington.

2. Follow I-95 South to Delaware Exit 7A marked “52 South Delaware Avenue”.

3. Follow exit road (11th Street) to intersection with Delaware Avenue marked “52 South, Business District”.

4. At the Delaware intersection, bear left, continuing on 11th Street.

5. Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

From Baltimore on I-95 North

1. Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Ave”.

2. From right lane, take Exit 7 onto Adams Street.

3. At the third traffic light on Adams Street, turn right. Follow sign marked “52 South, Business District”.

4. At the intersection of Delaware Avenue, bear left, continuing on 11th Street.

5. Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

B-1

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M35128-P10939	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VISTEON CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		☐	☐	☐

Nominees:

	01) Duncan H. Cocroft 02) Philippe Guillemot 03) Herbert L. Henkel 04) Mark T. Hogan 05) Jeffrey D. Jones	06) Karl J. Krapek 07) Timothy D. Leuliette 08) William E. Redmond, Jr. 09) Donald J. Stebbins

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

VISTEON CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	THURSDAY, JUNE 9, 2011

TIME:	11:00 AM EASTERN DAYLIGHT TIME

LOCATION:	HOTEL DU PONT

11th & MARKET STREETS

WILMINGTON, DELAWARE USA
          We invite you to attend the 2011 Annual Meeting of Stockholders at the Hotel du Pont. At this meeting, you and the other stockholders will be able to vote on the election of directors and ratification of the Company’s independent registered public accounting firm, together with any other business that may properly come before the meeting. You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that the shares will be represented and voted at the meeting in accordance with your instructions. See the attached Proxy Statement for details on voting by proxy.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.
M35129-P10939

VISTEON CORPORATION
Proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Stockholders
The stockholder hereby appoints William G. Quigley III and Heidi A. Sepanik, or either of them, as proxies, with power of substitution, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Visteon Corporation that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on June 9, 2011, at the Hotel Du Pont, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side